Exhibit 10.8

MARINA VILLAGE

NET OFFICE—TECH LEASE

BASIC LEASE INFORMATION

Date:	January 15, 1998

Landlord:	ALAMEDA REAL ESTATE INVESTMENTS, a California limited partnership

Tenant:	XENOGEN CORPORATION	Lease Reference

Premises and Building:	860 Atlantic Avenue	Paragraph 1
Alameda, CA 94501

Term Commencement:	February 1, 1998	Paragraph 2

Term Expiration:	January 31, 2003	Paragraph 2

Base Rent:	2/1/98—1/31/99: $38,394	Paragraph 3(a)
2/1/99—1/31/00: $39,546
2/1/00—1/31/01: $40,732
2/1/01—1/31/02: $41,954
2/1/02—1/31/03: $43,213

Tenant’s Percentage Share:	100%	Paragraph 4(a)

Use:	Office, biotechnology/pharmaceutical research and development including small live animal storage, and related manufacturing and warehousing	Paragraph 6

Security Deposit:	$38,394.00	Paragraph 15

Tenant’s Address for Notices:	Prior to Commencement Date:
c/o Pamala Contag
P.O. Box 9497
Stanford, CA 94309

Following Commencement Date:
	860 Atlantic Avenue	Paragraph 19
Alameda, CA 94501
Attn: President

Landlord’s Address for Notices:		Paragraph 19

Alameda Real Estate Investments	With a Copy To:

c/o Vintage Properties	Marina Village
Attn: Joseph R. Seiger	1150 Marina Village Pkwy, Suite 100
314 Lytton Avenue, Suite 200	Alameda, CA 94501
Palo Alto, CA 94301	Attn: Property Manager
Exhibit(s) and Addendum(s):		Paragraph 21

Exhibit A: Diagram of Premises

Exhibit B: Tenant Improvements

Addendum

Form of Subordination, Non-Disturbance and Attornment Agreement

The provisions of the Lease identified above in the margin are those provisions where references to particular Basic Lease Information appear. Each such reference shall incorporate the applicable Basic Lease Information. In the event of any conflict between any Basic Lease Information and the Lease, the latter shall control.

TENANT: XENOGEN CORPORATION, a California corporation	LANDLORD: ALAMEDA REAL ESTATE INVESTMENTS, a California limited partnership

	By:	Vintage Alameda Investments, LP a California limited partnership, operating general partner

By:	/s/ Pamela Reilly Contag

		By:	Vintage Properties—Alameda Commercial, a California corporation, managing general partner
Title:	CEO & President

By:	/s/ Joseph Seiger

Title: President

MARINA VILLAGE

NET OFFICE-TECH LEASE

THIS LEASE, dated as of January 15, 1998, for purposes of reference only, is made and entered into by and between ALAMEDA REAL ESTATE INVESTMENTS, a California limited partnership (“Landlord”), and XENOGEN CORPORATION, a California corporation (“Tenant”).

WITNESSETH

1.	Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord for the term of this Lease and at the rental and upon the conditions set forth below, the premises described in the Basic Lease Information and identified on the diagram attached hereto as Exhibit A. Landlord and Tenant agree that the amount of rentable square feet as set forth in the Basic Lease Information or, if such amount is an approximation, the final rentable square feet as determined upon completion of working drawings, shall be binding and conclusive for all purposes of this Lease. Subject to any obligations of Landlord as set forth in an exhibit to this Lease relating to initial improvement of the premises, Tenant shall accept the premises in its “as-is” condition at the commencement of the term. The premises are located within the building (the “Building”) commonly known as described in the Basic Lease Information.

2.	Term.

a. The term of this Lease shall commence and, unless sooner terminated as hereinafter provided, shall end on the dates respectively specified in the Basic Lease Information. If Landlord, tow any reason whatsoever, cannot deliver possession of the premises to Tenant at the commencement of the term, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, but in that event, subject to any contrary provisions in any agreement with Landlord related to the initial improvement of the premises, rental shall be waived for the period between commencement of the term and the time when Landlord can deliver possession. If, for any reason beyond Landlord’s reasonable control, Landlord is unable to obtain necessary governmental approvals to complete and deliver possession of the premises to Tenant, then Landlord may, upon notice to Tenant, terminate this Lease and both parties shall be relieved of any and all obligations hereunder.

b. Prior to the commencement of the term, Landlord shall complete the Tenant Improvements to be constructed or installed in the premises pursuant to Exhibit B attached hereto. The Tenant Improvements shall be deemed completed and possession of the premises delivered when Landlord has substantially completed the Tenant Improvements, subject only to the completion of minor items which do not materially impair the usability of the Tenant Improvements by Tenant, and Tenant shall accept the premises upon notice from Landlord that the Tenant Improvements have been so completed.

3.	Rent.

a. Tenant shall pay to Landlord as rental the amount specified in the Basic Lease Information as the Base Rent, payable in advance on the commencement of the term and on or before the first day of each and every successive calendar month during the term. If the term commences on other than the first day of a calendar month, the first payment of rent shall be appropriately prorated on the basis of a 30-day month. The anniversary date for rental increases as set forth in the Basic Lease Information shall be the first calendar day of the month in which the Lease term commenced. If the last day of the term falls on a date other than die last day of the month, then the term shall be extended so that the last day of the term shall be the last calendar day of the month in which the term would otherwise end.

b. Tenant shall pay, as additional rent, all amounts of money required to be paid to Landlord by Tenant under this Lease in addition to monthly rent, whether or not the same be designated “additional n nt”. If such amounts are not paid at the time provided in this Lease, they shall nevertheless be a collectable as additional rent with the next installment of monthly rent thereafter falling due, but nothing herein contained shall be deemed to suspend or delay the payment of any amount of money at the time the same becomes due and payable hereunder, or limit any other remedy of Landlord.

c. Tenant hereby acknowledges that late payment by the Tenant to Landlord of rent and other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any trust deed covering the premises. Accordingly, if any installments of rent or any other sums due from Tenant shall not be received by Landlord when due, then Tenant shall pay to Landlord a late charge equal to six percent (6%) of such overdue amount. The parties hereby agree that such late charges represent a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder

d. Any amount due to Landlord, if not paid when due, shall bear interest from the date due until the date paid at the rate of ten percent (10%) per annum or, if a higher rate is legally permissible, at the highest rate legally permitted, provided that interest shall not be payable on late charges incurred by Tenant nor on any amounts upon which late charges are paid by Tenant to the extent such interest would cause the total interest to be in excess of that legally permitted. Payment of interest shall not excuse or cure any default hereunder by Tenant.

e. All payments due from Tenant to Landlord hereunder shall be made to Landlord without deduction or offset in lawful money of the United States of America at Landlord’s address for notices hereunder, or to such other person or at such other place as Landlord may from time to time designate in writing to Tenant.

4.	Taxes and Operating Expenses.

a. Tenant shall pay its percentage share, as specified in the Basic Lease Information, of all Property Taxes assessed with respect to the Building during the Lease term and its percentage share of all Operating Expenses paid or incurred by Landlord during the Lease term. For the purposes hereof, “Property Taxes” shall mean all real property taxes and assessments or governmentally imposed fees or charges (and any tax levied wholly or partly in lieu thereof) levied, assessed, confirmed, imposed or which have become a lien against the Building (which for the purposes of defining “Property Taxes” shall include the land underlying the Building), and “Operating Expenses” shall mean: (I) all costs of management, operation, maintenance, and repair of the Building, (2) the cost of all insurance maintained by Landlord with respect to the Building and (3) the share allocable to the Building of dues and assessments payable under any reciprocal easement or common area maintenance agreements or declaration or by any owners’ associations affecting the Building. Landlord shall credit against Taxes otherwise payable by Tenant during any tax fiscal year any tax increment reimbursements from the West End Community Improvement District received by Landlord for the same period from secured roll real property taxes attributable to the Building.

b. In the event the Building is not separately assessed for tax purposes, then the Property Taxes to be paid by Tenant shall be Tenant’s percentage share of the product obtained by multiplying the total of the real property taxes and assessments levied against the tax parcel of which the Building is a part, less the credit for tax increment reimbursements described above, by a fraction, the numerator of which is the rentable area of the Building and the denominator of which is total rentable area of all improvements located within the tax parcel of which the Building is a part.

c. Tenant shall pay to Landlord each month at the same time and in the same manner as monthly Base Rent  1/12th of Landlord’s estimate of Property Taxes and Operating Expenses for the then current calendar year. Within 90 days after the close of each calendar year, or as soon after such 90-day period as practicable, Landlord shall deliver to Tenant a statement of actual Property Taxes and Operating Expenses for such calendar year. If on the basis of such statement Tenant owes an amount that is less than the estimated payments for such calendar year previously made by Tenant, Landlord shall refund such excess to Tenant. If on the basis of such statement Tenant owes an amount that is more than the estimated payments for such calendar year previously made by Tenant, Tenant shall pay the deficiency to Landlord within 30 days after delivery of the statement. The obligations of Landlord and Tenant under this subparagraph with respect to the reconciliation between estimated payments and actual Property Taxes and Operating Expenses for the last year of the term shall survive the termination of the Lease.

5.	Other Taxes. Tenant shall pay or reimburse Landlord for any taxes upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures, and other personal property located in the premises or leasehold improvements made in or to the premises at Tenant’s expense; for any taxes, if any, measured by or reasonably attributable to Tenant Improvements paid for by Landlord or Tenant in excess of $30.00 per square foot; for any taxes, assessments, fees, or charges imposed by any public authority or private community maintenance association upon or by reason of the development, possession, use or occupancy of the premises or the parking facilities used by Tenant in connection with the premises; and for any gross receipts tax imposed with respect to the rental payable hereunder.

6.	Use.

a. The premises shall be used and occupied by Tenant solely for the use set forth in the Basic Lease Information. Tenant shall, at Tenant’s expense, comply promptly with all applicable statutes, ordinances, rules, regulations, orders, and requirements in effect during the term regulating Tenant’s activities or the use by Tenant of the premises. Tenant shall not use or permit the use of the premises in any manner that will tend to create waste or a nuisance, or which shall tend unreasonably to disturb other tenants of the Building or adjacent buildings, nor shall Tenant place or maintain any signs on or visible from the exterior of the premises without Landlord’s written consent, or use any corridors, sidewalks, or other areas outside of the premises for storage or any purpose other than access to the premises. Except as provided in paragraph 6(b) below, Tenant shall not use, keep, or permit to be used or kept on the premises any foul or noxious gas or substance, nor shall Tenant do or permit to be done anything in and about the premises, either in connection with activities hereunder expressly permitted or otherwise, which would cause a cancellation of any policy of insurance (including fire insurance) maintained by Landlord in connection with the premises or the Building or which would violate the terms of any covenants, conditions, or restrictions affecting the Building or the land on which it is located.

b. Tenant shall strictly comply with all statutes, laws, ordinances, rules, regulations, and precautions now or hereafter mandated or advised by any federal, state, local or other governmental agency with respect to the use, generation, storage, or disposal of hazardous, toxic, or radioactive materials (collectively, “Hazardous Materials”). As herein used, Hazardous Materials shall include, but not be limited to, those materials identified in Sections 66680 through 66685 of Title 22 of the California Code of Regulations, Division 4, Chapter 30, as amended from time to time, and those substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “chemicals known to cause cancer or reproductive toxicity,” “radioactive materials,” or other similar designations in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., 33 U.S.C. Section 1251 et seq., 42 U.S.C. Section 300(f) et seq., 42 U.S.C. 7401 et seq., California Health and Safety code Section 25249.5 et seq., California Water Code Section 13000 et seq., California Health and Safety Code Section 39000 et seq. and any other governmental statutes, ordinances, rules, regulations, and precautions adopted pursuant to the preceding laws or other similar laws, regulations and guidelines now or hereafter in effect. Tenant shall not cause, or allow anyone else to cause, any Hazardous Materials to be used, generated, stored, or disposed of on or about the premises or the Building other than reasonable quantities of office and cleaning supplies in their retail containers. Tenant shall defend (with counsel approved by Landlord), indemnify and hold Landlord, its trustees, employees and agents, any entity having a security interest in the premises or the Building, and its and their employees and agents (collectively, “Indemnities”) harmless from and against, and reimburse the Indemnities for, all liabilities, claims, costs, damages, and depreciation of property value, including all foreseeable and unforeseeable consequential damages, directly or indirectly arising out of the use, generation, storage, or disposal of Hazardous Materials by Tenant or any person claiming under Tenant, including, without limitation, the cost of any required or necessary investigation, monitoring, repair, cleanup, or detoxification and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the termination of this Lease, as well as penalties, fines and claims for contribution to the full extent that such action is attributable, directly or indirectly, to the use, generation, storage, or disposal of Hazardous Materials by Tenant or any person claiming under Tenant. Neither the consent by Landlord to the use, generation, storage, or disposal of Hazardous Materials nor the strict compliance by Tenant with all statutes, laws, ordinances, rules, regulations, and precautions pertaining to Hazardous Materials shall excuse Tenant from Tenant’s obligation of indemnification set forth above. Tenant’s obligations under this paragraph 6 shall survive the expiration or termination of this Lease.

7.	Utilities.

a. Tenant shall pay for all water, sewer, gas, electricity, heat, cooling, energy, telephone, refuse collection, alarm monitoring services, and other utility-type services furnished to Tenant or the premises, together with all related installation or connection charges or deposits. Wherever it is practical to do so such services shall be separately metered or charged to Tenant by the provider thereof and paid for directly by Tenant. To the extent any of the foregoing services are provided by Landlord, Tenant shall reimburse Landlord for all actual out-of-pocket costs incurred by Landlord in connection with the provision of such services as billed by the provider thereof based on Landlord’s reasonable estimate of the level of

Tenant’s use or consumption of such services. Landlord shall bill Tenant for such services as incurred and payment shall be made by Tenant within ten (10) days after submittal of Landlord’s statement.

b. Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting therefrom, and there shall not be any rent abatement, by reason of any interruption or curtailment whatsoever in utility services which is due to fire, accident, strike, governmental authority, act of God or other causes beyond the reasonable control of Landlord or any temporary interruption in such service which is necessary to the making of alterations, repairs or improvements to the Buildings or any part of it.

8.	Maintenance, Repairs and Alterations.

a. Subject to the provisions of paragraph 10 below, and except for damages caused by Tenant, its agents or invitees, Landlord shall keep in good condition and repair the foundations and exterior walls and roof of the Building and all common areas within the Building not leased to tenants. Tenant expressly waives the benefits of any statute which would otherwise afford Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord’s failure to keep the premises or the Building in good order, condition, and repair.

b. Tenant shall, at Tenant’s expense, maintain the interior portion of the premises (including, but not limited to, all plumbing and electrical connections, outlets and lightbulbs) in good condition and repair. If Tenant fails to do so, Landlord may, but shall not be required to, enter the premises and put them in the same condition as upon the commencement of the Lease term, and Landlord’s out-of-pocket costs thereof shall automatically become due and payable as additional rent. Tenant shall be responsible for the provision, at its own expense, of appropriate janitorial service for the premises. Tenant shall also cause to be maintained, at its expense and in good operating condition and repair, all heat, ventilating, and air conditioning equipment installed in the premises. If Landlord so elects, Tenant shall retain the services of Landlord or a maintenance company retained by it to perform maintenance of Tenant’s heating, ventilating and air conditioning equipment and shall reimburse Landlord for the cost thereof upon demand. At the expiration of the term Tenant shall deliver up possession of the premises in good condition and repair, only ordinary wear and tear excepted.

c. Tenant shall not, without Landlord’s prior consent, make any alterations, improvements, or additions in or about the premises. In requesting Landlord’s consent, Tenant shall submit to Landlord complete drawings and specifications describing such work and the identity of the proposed contractor. As a condition to giving such consent, Landlord may, among other things, require that Tenant remove any such alterations, improvements or additions at the expiration of the term, and restore the premises to their prior condition. Before commencing any work relating to alterations, additions, or improvements affecting the premises, Tenant shall notify Landlord of the expected date of commencement thereof and of the anticipated cost thereof, and shall furnish such information as shall reasonably be requested by Landlord substantiating Tenant’s ability to pay for such work. Landlord shall then have the right at any time and from time to time to post and maintain on the premises such notices as Landlord reasonably deems necessary to protect the premises and Landlord from mechanics’ liens or any other liens. In any event, Tenant shall pay when due all claims for labor or materials furnished to or for Tenant at or for use in the premises. Tenant shall not permit any mechanics’ liens to be levied against the premises for any labor or materials furnished to Tenant or claimed to have been furnished to Tenant or to Tenant’s agents or contractors in connection with work of any character performed or claimed to have been performed on the premises by or at the direction of Tenant. All alterations, improvements, or additions in or about the premises performed by or on behalf of Tenant shall be done in a first-class, workmanlike manner, shall not unreasonably lessen the value of the leasehold improvements in the premises, and shall be completed in compliance with all applicable laws, ordinances, regulations, and orders of any governmental authority having jurisdiction thereover, as well as the requirements of insurers of the premises and the Building. Upon Landlord’s request, Tenant shall remove any contractor, subcontractor, or material supplier from the premises and the Building if the work or presence of such person or entity results in labor disputes in or about the Building or the Marina Village Project, or damage to the premises, Building or Project. Unless Landlord requires their removal as set forth above, all alterations, improvements or additions which may be made on the premises shall become the property of Landlord and remain upon and be surrendered with the premises at the expiration of the term; provided, however, that Tenant’s machinery, equipment and trade fixtures, other than any which may be affixed to the premises so that they cannot be removed without material damage to the premises, shall remain the property of Tenant and may be removed by Tenant provided further Tenant shall be responsible for repairing all damage to the premises caused by such removal.

9.	Insurance and Indemnity.

a. Tenant shall obtain and maintain during the term of this Lease comprehensive general liability insurance with combined single limit for personal injury and property damage in a form and with carriers acceptable to Landlord in an amount not less than $1,000,000, and employer’s liability and workers’ compensation insurance as required by law. Tenant’s comprehensive general liability insurance policy shall be endorsed to provide that (i) it may not be cancelled or altered in such a manner as adversely to affect the coverage afforded thereby without 30 days’ prior written notice to Landlord, (ii) Landlord is named as additional insured, (iii) the insurer acknowledges acceptance of the mutual waiver of claims by Landlord and Tenant pursuant to subparagraph (b) below, and (iv) such insurance is primary with respect to Landlord and that any other insurance maintained by Landlord is excess and noncontributing with such insurance. If, in the opinion of Landlord’s insurance adviser, based on a substantial increase in recovered liability claims generally, the specified amounts of coverage are no longer adequate, such coverage shall be appropriately increased. Prior to the commencement of the term, Tenant shall deliver to Landlord a duplicate of such policy or a certificate thereof to Landlord for retention by it, with endorsements, and at least 30 days prior to the expiration of such policy or any renewal thereof, Tenant shall deliver to Landlord a replacement or renewal binder, followed by duplicate policy or certificate within a reasonable time thereafter. If Tenant fails to obtain such insurance or to furnish Landlord any such duplicate policy or certificate as herein required, Landlord may, at its election, without notice to Tenant and without any obligation to do so, procure and maintain such coverage and Tenant shall reimburse Landlord on demand as additional rent for any premium so paid by Landlord.

b. Landlord hereby waives all claims against Tenant, and Tenant’s officers, directors, partners, employees, agents and representatives for loss or damage to the extent that such loss or damage is insured against under any valid and collectible insurance policy insuring Landlord or would have been insured against but for any deductible amount under any such policy, and Tenant waives all claims against Landlord including Landlord’s officers, directors, partners, employees, agents, and representatives for loss or damage to the extent such loss or damage is insured against under any valid and collectible insurance policy insuring Tenant or required to be maintained by Tenant under this Lease, or would have been insured against but for any deductible amount under any such policy.

c. As this Lease does not involve the public interest and insurance is available to Tenant which will protect it against such claims, damage, injury or death, Tenant hereby waives all claims against Landlord for damage to any property or injury to or death of any person in, upon or about the premises or the Building arising at any time and from any cause. Tenant shall hold Landlord harmless from and defend Landlord against all claims (except such as arises from the sole negligence or willful misconduct of Landlord, its agents, employees or contractors) (i) for damage to any property or injury to or death of any person arising from the use of the premises by Tenant, or (ii) arising from the negligence or willful misconduct of Tenant, its employees, agents, or contractors in, upon or about those portions of the Building, other than the premises. The foregoing indemnity obligation of Tenant shall include reasonable attorneys’ fees, investigation costs, and all other reasonable costs and expenses incurred by Landlord from the first notice that any claim or demand is to be made or may be made. The provisions of this paragraph 9 shall survive the termination of this Lease with respect to any damage, injury, or death occurring prior to such termination.

10.    Damage or Destruction.

a. If during the term the premises are totally or partially destroyed, or any other portion of the Building is damaged in such a way that Tenant’s use of the premises is materially interfered with, from a risk which is wholly covered by insurance, subject to the availability of insurance proceeds, Landlord shall proceed with reasonable diligence to repair the damage or destruction and this Lease shall not be terminated; provided, however, that if in the opinion of Landlord’s architect the work of repair cannot be completed in 90 days Landlord may at its election terminate the Lease by notice given to Tenant.

b. If curing the term the premises are totally or partially destroyed, or any other portion of the Building is damaged in such away that Tenant’s use of the premises is materially interfered with, from a risk which is not wholly covered by insurance, Landlord may at its election by notice given to Tenant restore the premises or terminate this Lease.

c. In case of destruction or damage which materially interferes with Tenant’s use of the premises, if this Lease is not terminated as above provided, rent shall be abated during the period required for the work of repair based upon the degree of interference with Tenant’s use of the premises. Except for abatement of rent, Tenant shall have no claim against Landlord for any loss suffered by Tenant due to damage or destruction of the premises or any work of repair undertaken as herein provided. Tenant expressly waives the provisions of Sections 1932 and 1933(4) of the California Civil Code.

11.    Eminent Domain. If all or any part of the premises shall be taken as a result of the exercise of power of eminent domain, this Lease shall terminate as to the part so taken as of the date of taking, and in the case of a partial taking, either Landlord or Tenant shall have the right to terminate this Lease as to the balance of the premises by notice to the other within thirty (30) days after such date if the portion of the premises taken shall be of such extent and nature as substantially to handicap, impede or impair Tenant’s use of the balance of the premises for Tenant’s purposes. In the event of any taking, Landlord shall be entitled to any and all compensation, damages, income, rent, awards, or any interest therein whatsoever which may be paid or made in connection therewith, and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease or otherwise. In the event of a partial taking of the premises which does not result in a termination of this Lease, the monthly rental thereafter to be paid shall be equitably reduced on a square footage basis.

12.    Assignment and Subletting.

a. Tenant shall not assign this Lease or any interest herein or sublet the premises or any part thereof without the prior consent of Landlord, which consent shall not be unreasonably withheld; Tenant shall not hypothecate this Lease or any interest herein or permit the use of the premises by any party other than Tenant without the prior consent of Landlord, which consent may be withheld by Landlord in its absolute discretion. This Lease shall not, nor shall any interest herein, be assignable as to the interest of Tenant by operation of law without the consent of Landlord. Any of the foregoing acts without such consent shall be void and shall, at the option of Landlord, terminate this Lease. In connection with each consent requested by Tenant, Tenant shall submit to Landlord the terms of the proposed transaction, the identity of the parties to the transaction, the proposed documentation for the transaction, current financial statements of any proposed assignee or sublessee and all other information reasonably requested by Landlord concerning the proposed transaction and the parties involved therein.

b. Without limiting the other instances in which it may be reasonable for: Landlord to withhold its consent to an assignment or subletting, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold its consent in the following instances:

1. if the proposed assignee or sublessee is a governmental agency;

2. if, in Landlord’s reasonable judgment, the use of the premises by the proposed assignee or sublessee would entail any alterations which would lessen the value of the leasehold improvements in the premises, or would require increased services by Landlord:

3. if, in Landlord’s reasonable judgment, the financial worth of the proposed assignee or sublessee does not meet the credit standards applied by Landlord for other tenants under leases with comparable terms, or the character, reputation or business of the proposed assignee or sublessee is not consistent with the quality of the other tenancies in the Building;

4. in the case of a subletting of less than the entire premises, if the subletting would result in the division of the premises into more than two subparcels, would create a subparcel of a configuration that is not suitable for normal leasing purposes, or would require access to be provided through space leased or held for lease to another tenant or improvements to be made outside of the premises; or

5. if, at the time consent is requested or at any time prior to the granting of consent, Tenant is in default under the Lease or would be in default under the Lease but for the pendency of any grace or cure period under paragraph 13 below.

c. If at any time or from time to time during the term of this Lease Tenant desires to sublet all or any part of the premises, Tenant shall give notice to Landlord setting forth the terms of the proposed subletting and the space so proposed to be sublet. Landlord shall have the option, exercisable by notice given to Tenant within 20 days after Tenant’s notice is given, either to sublet from Tenant such space at the rental and other terms set forth in Tenant’s notice, or, if the proposed subletting is for the entire premises for a sublet term ending within the last year of the term of this Lease, to terminate this Lease. If Landlord does not exercise such option, Tenant shall be free to sublet such space to any third party on the same terms set forth in the notice given to Landlord, subject to obtaining Landlord’s prior consent as herein above provided.

d. As used in this paragraph 12, the term, “assign” or “assignment” shall include, without limitation, any sale, transfer, or other disposition of all or any position of Tenant’s estate under this Lease, whether voluntary or involuntary, and whether by operation of law or otherwise including, any of the following:

1. If Tenant is a corporation: (i) any dissolution, merger, consolidation, or other reorganization of Tenant or (ii) a sale of more than 50% of the value of the assets of Tenant or (iii) if Tenant is a corporation with fewer than 500 shareholders, sale or other transfer of a controlling percentage of the capital stock of Tenant. The phrase “controlling percentage” means the ownership of, and the right to vote, stocks possessing at least 50% of the total combined voting power of all classes of Tenant’s stock issues, outstanding and permitted to vote for the election of directors;

2. If Tenant is a trust the transfer of more than 50% of the beneficial interest of Tenant, or the dissolution of the trust;

3. If Tenant is a partnership or joint venture, the withdrawal, or the transfer of the interest of any general partner or joint venturer or the dissolution of the partnership or joint venture;

4. If Tenant is composed of tenants-in-common, the transfer of interest of any cotenants or the partition or dissolution of the cotenancy.

e. No sublessee (other than Landlord if it exercises its option pursuant to subparagraph (c) above) shall have a right further to sublet, and any assignment by a sublessee of its sublease shall be subject to Landlord’s prior consent in the same manner as if Tenant were entering into a new sublease.

f. In the case of an assignment, one half of all sums or other economic consideration received by Tenant as a result of such assignment shall be paid to Landlord. In the event such consideration is received by Tenant in installments, the portion of each installment to be paid to Landlord shall be determined by multiplying the installment by a fraction, the numerator of which is the total amount of the foregoing permitted deductions and the denominator of which is the total consideration receivable by Tenant as a result of such assignment.

g. In the case of a subletting, one half of all sums or economic consideration received by Tenant as a result of such subletting shall be paid to Landlord after first deducting (i) the rental due hereunder, prorated to reflect only rental allocable to the sublet portion of the premises, (ii) the cost of leasehold improvements made to the sublet portion of the premises at Tenant’s cost, amortized over the term of this Lease except for leasehold improvements made for the specific benefit of the sublessee, which shall be amortized over the term of the sublease, and (iii) the cost of any real estate commissions incurred in connection with such subletting, amortized over the term of the sublease.

h. Regardless of Landlord’s consent, no subletting or assignment shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the rental and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rental by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by any assignee of Tenant or any successor of Tenant in the performance of any of the teems hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or successor. Landlord may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and such action shall not relieve Tenant of liability under this Lease.

i. In the event Tenant shall assign or sublet the premises or request the consent of Landlord to any assignment or subletting or if Tenant shall request the consent of Landlord for any act that Tenant proposes to do, then Tenant shall pay Landlord’s reasonable attorneys” fees incurred in connection therewith.

13.    Default by Tenant.

a. The following events shall constitute events of default under this Lease:

1. a default by Tenant in the payment of any rent or other sum payable hereunder for a period of 3 days after the same is due;

2. a default by Tenant in the performance of any of the other terms, covenants, agreements, or conditions contained herein and, if the default is curable, the continuation of such default for a period of 10 days after notice by Landlord or beyond the time reasonably necessary for cure if the default is of the nature to require more than 10 days to remedy, provided that if Tenant has defaulted in the performance of the same obligation one or more times in any twelve- month period and notice of such default has been given by Landlord in each instance, no cure period shall thereafter be applicable hereunder;

3. the bankruptcy or insolvency of Tenant, any transfer by Tenant in fraud of creditors, assignment by Tenant for the benefit of creditors, or the commencement of any proceedings of any kind by or against Tenant under any provision of the Federal Bankruptcy Act or under any other insolvency, bankruptcy or reorganization act unless, in the event any such proceedings are involuntary, Tenant is discharged from the same within 60 days thereafter; the appointment of a receiver for a substantial part of the assets of Tenant; or the levy upon this Lease or any estate of Tenant hereunder by any attachment or execution; and

4. the abandonment of the premises

b. Upon the occurrence of any event of default by Tenant hereunder, Landlord may, at its option and without any further notice or demand. in addition to any other rights and remedies given hereunder or by law, do any of the following:

1. Landlord shall have the right, so long as such default continues, to give notice of termination to Tenant, and on the date specified in such notice this Lease shall terminate.

2. In the event of any such termination of this Lease, Landlord may then or at any time thereafter, reenter the premises and remove therefrom all persons and property and again repossess and enjoy the premises, without prejudice to any other remedies that Landlord may have by reason of Tenant’s default or of such termination.

3. In the event of any such termination of this Lease, and in addition to any other rights and remedies Landlord may have, Landlord shall have all of the rights and remedies of a landlord provided by Section 1951.2 of the California Civil

Code. The amount of damages which Landlord may recover in event of such termination shall include, without limitation, (i) the worth at the time of award (computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent) of the amount by which the unpaid rent for balance of the term after the time of award exceeds the amount of rental loss that Tenant proves could be reasonably avoided, (ii) all reasonable legal expenses and other related costs incurred by Landlord following Tenant’s default, (iii) all costs incurred by Landlord in restoring the premises to good order and condition, or in remodeling, renovating or otherwise preparing the premises for reletting, and (iv) all costs (including, without limitation, any brokerage commissions) incurred by Landlord in reletting the premises.

4.	For the purpose of determining the unpaid rent in the event of a termination of this Lease, or the rent due hereunder in the event of a reletting of the premises, the monthly rent reserved in this Lease shall be deemed to be the sum of the rental due under paragraph 3 above and the amounts last payable by Tenant pursuant to paragraph 4 above.

5.	After terminating this Lease, Landlord may remove any and all personal property located in the premises and place such property in a public or private warehouse or elsewhere at the sole cost and expense of Tenant.

c.	Even though Tenant has breached this Lease and abandoned the premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover rental as it becomes due under this Lease. Acts of maintenance or preservation, efforts to relet the premises, or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease, shall not constitute a termination of Tenant’s right to possession.

d.	The remedies provided for in this Lease are in addition to any other remedies available to Landlord at law or in equity, by statute or otherwise.

14.	Default by Landlord. Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord hereunder within a reasonable time, but in no event later than 30 days after notice by Tenant to Landlord specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than 30 days are required for performance, then Landlord shall not be in default if Landlord commences performance within such 30 day period and thereafter diligently prosecutes the same to completion.

15.	Security Deposit. On execution of this Lease Tenant shall deposit with Landlord the sum specified in the Basic Lease Information (the “Deposit”). The Deposit shall be held by Landlord as security for the performance by Tenant of all of the provisions of this Lease. If Tenant fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provisions of this Lease, Landlord may use, apply, or retain all or any portion of the Deposit for the payment of any rent or other charge in default, or the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of the Deposit, then within 10 days after demand therefor Tenant shall Deposit cash with Landlord in an amount sufficient to restore the Deposit to the full amount thereof, and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep the Deposit separate from its general accounts. If Tenant performs all of Tenant’s obligations hereunder, the Deposit, or so much thereof as has not theretofore been applied by Landlord, shall be returned, without payment of interest for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) at the expiration of the term hereof, and after Tenant has vacated the premises. No trust relationship is created herein between Landlord and Tenant with respect to the Deposit.

16.    Estoppel Certificate.

a.	Tenant shall at any time upon not more than 10 days’ prior notice from Landlord execute, acknowledge and deliver to Landlord a statement certifying (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) (ii) the date to which the rent, security deposit, and other sums payable hereunder have been paid, (iii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults, if any, which are claimed, and (iv) such other matters as may reasonably be requested by Landlord. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Building.
b.	Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant, (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord’s performance, and (iii) that not more than one month’s rent has been paid in advance.
c.	If the Landlord desires to finance or refinance the Building, Tenant agrees to deliver to any lender designated by Landlord such financial statements of Tenant as may be reasonably required by such lender. All such financial statements shall be received by Landlord in confidence and shall be used for the purposes herein set forth.

17.	Subordination. This Lease, at Landlord’s option, shall subordinate to any ground lease, first mortgage, deed of trust, or any other hypothecation for security now or hereafter placed upon the Building and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination, Tenant’s right to quiet possession of the premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. If any first mortgagee, trustee, or ground lessor shall elect to have this Lease prior to the lien of its first mortgage, deed of trust or ground lease, and shall give notice thereof to Tenant, this Lease shall be deemed prior to such first mortgage, deed of trust, or ground lease, whether this Lease is dated prior to or subsequent to the date of said first mortgage, deed of trust or ground lease or the date of recording thereof. If any first mortgage or deed of trust to which this Lease is subordinate is foreclosed or a deed in lieu of foreclosure is given to the first mortgagee or beneficiary, Tenant shall attorn to the purchaser at the foreclosure sale or to the grantee under the deed in lieu of foreclosure; if any ground lease to which this Lease is subordinate is terminated, Tenant shall attorn to the ground lessor. Tenant agrees to execute any documents required to effectuate such subordination or to make this Lease prior to the lien of any first mortgage, deed of trust or ground lease, as the case may be, or to evidence such attornment.

18.	Attorneys’ Fees. If, as a result of any breach or default in the performance of any of the provisions of this Lease, Landlord uses the services of any attorney in order to secure compliance with such provisions or recovered damages therefor, or to terminate this Lease or evict Tenant, Tenant shall reimburse Landlord for any and all attorneys’ fees and expenses in such amount as the court may adjudge reasonable, provided that if Tenant shall be the prevailing party in any legal action brought by Landlord against Tenant, Tenant will be entitled to recover any and all attorneys’ fees and expenses in such amount as the court may adjudge reasonable.

19.	Non-Discrimination. Tenant covenants for itself; its heirs, executors, administrators, and assigns, and all persons claiming under or through it, and this Lease is made and accepted upon it subject to the condition that there shall be no discrimination against or segregation of any person or group of persons, on account of race. color, creed. religion, sex, marital status, national origin, or ancestry in the leasing, subleasing, transferring, use, occupancy, tenure, or enjoyment of the premises herein leased nor shall the Tenant itself, or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use, or occupancy of tenants, subtenants, or vendees in the premises.

20.	Notices. All notices, consents, demands, and other communications from one party to the other given pursuant to the terms of this Lease shall be in writing and shall be deemed to have been fully given when deposited in the United States mail, certified or registered, postage prepaid, and addressed as follows: to Tenant at the address specified in the Basic Lease Information or to such other place as Tenant may from time to time designate in a notice to Landlord: or, to Landlord at the address specified in the Basic Lease Information, or to such other place and with such other copies as Landlord may from time to time designate in a notice to Tenant.

21.	General Provisions.

a.	This Lease shall be governed by and construed in accordance with the laws of the state of California.

b.	The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof

c.	This Lease contains all agreements of the parties with respect to any matter mentioned herein and only may be modified in writing signed by the parties.

d.	No waiver by Landlord of any provision hereof shall be deemed a waiver of any other provision or of any subsequent breach by Tenant of the same or any other provision. Landlord’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act by Tenant. The acceptance of rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular rent accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.

e.	If Tenant remains in possession of the premises or any part thereof after the expiration of the term with the consent of Landlord, such occupancy shall be a tenancy from month to month at a rental in the amount of two times the last month’s rental during the term, plus all other charges payable hereunder, and upon all of the terms hereof.

f.	Subject to the provisions of this Lease restricting assignment or subletting by Tenant, this Lease shall bind the parties, their personal representatives, successors, and assigns.

g.	Landlord and Landlord’s agents shall have the right to enter the premises at reasonable times for the purpose of inspecting the same, showing the same to prospective purchasers, tenants, lenders and other interested parties, and making such alterations, repairs, improvements, or additions to the premises or to the Building as Landlord may deem necessary or desirable. Landlord may at any time during the last 120 days of the term place on or about the premises any ordinary “For Lease” sign.

h.	Tenant shall not conduct any auction at the premises without Landlord’s prior consent.

i.	The voluntary or other surrender of this Lease by Tenant, the mutual cancellation thereof or the termination of this Lease by Landlord as a result of Tenant’s default shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

j.	If Tenant is a corporation, each individual executing this Lease on behalf of Tenant represents and warrants that he is duly, authorized to execute and deliver this Lease on behalf of the corporation in accordance with a duly adopted resolution of the Board of Directors and that this Lease is binding upon the corporation in accordance with its terms.

k.	The term “Landlord” as used herein means the then owner of the Building and in the event of a sale of the Building the selling owner shall be automatically relieved of all obligations of Landlord hereunder, except for acts or omissions of Landlord theretofore occurring.

l.	The term “day” as used herein means a calendar day.

m.	The obligations of Landlord under this Lease do not constitute personal obligations of the partners, directors, officers, shareholders, or trustees of Landlord, Tenant shall look solely to Landlord and its assets for the realization of any claims against Landlord and not to the assets of any of the partners of Landlord, and Tenant expressly waives any and all right to proceed against any of its partners or the officers, directors, trustees, shareholders, agents, or employees of any of such partners, except to the extent of their interest in Landlord.

n.	On request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of payment of Tenant’s business personal property taxes pertaining to the premises and deliver copies of such business personal property tax bills to Landlord.

22.	Exhibits. The exhibits and addendum, if any, specified in the Basic Lease Information are attached to this Lease and by this reference made a part hereof.

IN WITNESS WHEREOF, the parties have executed this Lease on the respective dates indicated below.

TENANT:	LANDLORD:

XENOGEN CORPORATION, a California corporation		ALAMEDA REAL ESTATE INVESTMENTS, a California limited partnership

By:	/s/ Pamela Reilly Contag	By: Vintage Alameda Investments, LP

a California limited partnership, operating general partner

Title:	CEO & President	By: Vintage Properties—Alameda Commercial,

a California corporation, managing general partner

Date of Execution
by Tenant:	1/28/98	By:	/s/ Joseph R. Seiger

		Title:	President

Date of Execution by Landlord: 1/28/98

Exhibit A

Outline of Leased Premises Xenogen Corporation

[Diagram of Leased Premises]

Exhibit B

Tenant shall accept premises in their existing condition according to the terms of the lease agreement.

Landlord is providing improvement allowances described in

Addendum, Item 20, Initial Improvement of the Promises.

[Diagram of Improvement Of Premises]

ADDENDUM TO

MARINA VILLAGE

NET OFFICE—TECH LEASE

THIS ADDENDUM TO MARINA VILLAGE NET OFFICE—TECH LEASE shall constitute part of that certain Marina Village Net Office—Tech Lease dated as of January 15, 1998 (“Lease”) by and between ALAMEDA REAL ESTATE INVESTMENTS, a California limited partnership (“Landlord”) and XENOGEN CORPORATION, a California corporation (“Tenant”), for Premises identified as 860 Atlantic Avenue, Alameda, California, and the terms hereof shall for all purposes be considered part of the Lease and supersede any provisions of the Lease to the contrary.

1.	Amendment of Paragraph 1: Premises. The following language is hereby added to Paragraph 1 of the Lease, to read as follows:

During the term, Tenant shall have the right to use, on a non-exclusive basis and at no additional charge, automobile parking at the rate of a minimum of 3.4 spaces per 1,000 square feet of net rentable area of the premises. In addition, Tenant may install at Tenants’ expense exterior signage identifying Tenant on the Building and on the monument sign related to the Building in compliance with the Marina Village signage program.

2.	Amendment of Paragraph 2: Term. Paragraph 2b. of the Lease is hereby deleted and replaced with the following:

b. If Landlord does not deliver possession of the premises to Tenant on or before March 31, 1998, as such date may be extended due to causes not under Landlord’s reasonable control, including Tenant’s acts, then by notice to Landlord given following such date but before Landlord does so deliver possession, Tenant may terminate this Lease.

3.	Amendment of Paragraph 3: Rent.

a. The third sentence of paragraph 3c. of the Lease is hereby amended to read as follows:

Accordingly, if any installments of rent or any other sums due from Tenant shall not be received by Landlord within five (5) days following the date due, then Tenant shall pay to Landlord a late charge equal to six percent (6%) of such overdue amount.

b. The first sentence of paragraph 3d. of the Lease is hereby amended to read as follows:

d. Any amount due to Landlord, if not paid when due, shall bear interest from the date due until the date paid at the rate of ten percent (10%) per annum.

c. The following language is hereby added to paragraph 3 of the Lease to read as follows:

If and to the extent Landlord advances the Additional TI Allowance under paragraph 8 of the Addendum to Lease, Base Rent shall be increased by the amount each month necessary to amortize the amount so advanced by Landlord as the Additional TI Allowance over the remaining term of the Lease together with interest at the rate of 10.5% per annum.

4.	Amendment of Paragraph 4: Taxes and Operating Expenses.

a. The following language is hereby added to paragraph 4a of the Lease to read as follows:

Notwithstanding the foregoing, “Property Taxes” shall not include and Tenant shall not be required to pay any portion of any tax or assessment expense or any increase therein: (a) in excess of any installment of an assessment which otherwise would be required to be paid at such time; (b) attributable to Landlord’s net income, inheritance, gift, transfer, estate or estate income taxes; or (c) the improvement of any portion of the Building for the sole use of other occupants not claiming under Tenant. “Operating Expenses” shall not include and Tenant shall not have any obligation to perform or to pay for any of the following: (a) costs to operate, maintain or repair occasioned by the willful misconduct, gross negligence or action in violation of law by Landlord, its agents, employees or contractors; (b) costs of repair or replacement occasioned by casualty, other than deductibles for insured casualties other than earthquakes, or by the exercise of the power of eminent domain; (c) costs to correct any construction defect in the Building or law applicable to the Building as of the commencement of the term other than as occasioned by alterations or improvements made by or for Tenant; (d) costs incurred in connection with the presence of any Hazardous Materials as of the commencement of the term; (e) interest, charges and fees incurred on debts, other than assessments, or debt incurred in connection with the financing of Items which are permitted to be charged as Operating Expenses; and (f) costs which could properly be capitalized under generally-accepted accounting principles, except to the extent amortized over the useful life of the Item in question. Operating Costs shall only include the deductible amount for the repair or reconstruction of casualties covered by earthquake insurance in an amount not to exceed $50,000 (the “Earthquake Limit”), if the casualty occurs during the first 12 months of the term or during the first 12 months of an Option Period (as defined in paragraph 18 of the Addendum to this Lease), with the Earthquake Limit being reduced by $5,000 during each 12-month period thereafter. Operating Costs shall only include the deductible amount for the repair or reconstruction of casualties covered by earthquake insurance in an amount not to exceed $50,000 (the “Earthquake Limit”), if the casualty occurs during the first 12 months of the term or during the first 12 months of an Option Period (as defined in paragraph 18 of the Addendum to this Lease), with the Earthquake Limit being reduced by $5,000 during each 12-month period thereafter. In addition, Operating Costs shall only include premiums for earthquake insurance in an amount not in excess of four (4) times the then-market rate premium for standard all-risk casualty insurance on the same property. In addition, “Property Taxes” and “Operating Expenses” shall be pro rated for any partial year in which the term shall commence or end. Any annual increase in property management fees which are included as Operating Expenses shall be limited to three percent (3%) of the amount incurred in the prior year.

b. The third sentence of paragraph 4c. of the Lease is hereby amended to read as follows:

If on the basis of such statement, Tenant owes an amount that is less than the estimated payments for such calendar year previously made by Tenant, within thirty (30) days following delivery of such statement to Tenant Landlord shall refund such excess to Tenant.

5.	Amendment of Paragraph 6: Use.

a. The second and third sentences of paragraph 6b. of the Lease are hereby amended to read as follows:

Tenant shall not cause, or allow anyone else to cause, any Hazardous Materials to be used, generated, stored or disposed of on or about the Premises or the Building in violation of any laws or regulations related to Hazardous Materials. Tenant shall defend (with counsel approved by Landlord) indemnify and hold Landlord, its and their partners, employees and agents and any entity having a security interest in the premises or the Building and its and their employees and agents (collectively, “Indemnitees”) harmless from and against, and reimburse the Indemnitees for, all liabilities, claims, costs, damages, and depreciation of property value, including foreseeable and unforeseeable consequential damages, directly or indirectly arising out of the use, generation, storage or disposal of Hazardous Materials by Tenant or any person employed by or under the control of Tenant, including without limitation, the cost of any required or necessary investigation, monitoring, repair, clean-up or detoxification and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following termination or expiration of this Lease, as well as penalties, fines and claims for contribution to the full extent that such action is attributable, directly or indirectly, to the use, generation, storage or disposal of Hazardous Materials by Tenant or any person employed by or under the control of Tenant. In no event shall Tenant be liable to any of the Indemnities for the use, generation, storage or disposal of Hazardous Materials not caused by or resulting from Tenant or any person employed by or under the control of Tenant.

b. A new subparagraph c. is hereby added to paragraph 6 of the Lease, to read as follows:

c. i. Notwithstanding anything in this paragraph 6 to the contrary, Landlord acknowledges that Tenant’s permitted use under this Lease includes the handling, storage and disposal of Hazardous Materials. Tenant hereby acknowledges receipt from Landlord of a copy of that certain Exit Assessment prepared by

ERM-West dated January, 1998 for Brobeck, Phleger & Harrison regarding the condition of the premises immediately prior to the commencement of the term. Landlord has also provided Tenant an opportunity to inspect and test the premises prior to the commencement of the term. Promptly following the commencement date and within fifteen (15) days following any change in the required information and/or documentation, Tenant shall deliver to Landlord the following information:

A.	A list of all Hazardous Materials that Tenant uses, handles, generates, transports, stores, treats or disposes in connection with its operations at the premises;

B.	Copies of all Material Safety Data Sheets required to be maintained with respect to operations of Tenant at the premises in accordance with Title 8, California Code of Regulations, (S) 5194 or 42 U.S.C. (S) 11021, or any amendments thereto.

C.	Copies of all Hazardous Waste Manifests, as defined in California Code of Regulations Title 22, Section 66481, that Tenant is required to complete in connection with its operations at premises; any Hazardous Materials Management Plans; any Contingency Plans and Emergency Procedures required under Title 22, Chapter 30, Article 20, California Code of Regulations, as amended; any reports required to be furnished periodically to the California Department of Toxic Substances Control or any local agency relating to Hazardous Materials at the premises; all industrial wastewater discharge permits, if any; any reports, notices or other communications made to or received by any governmental agency arising out of or in connection with any Hazardous Materials in, on, under or about the premises; any claim made or threatened by any person against Tenant, Landlord or the premises received by Tenant relating to damage, contribution, clean-up, removal, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials.

D.	Tenant shall cooperate with Landlord and Landlord’s agents and contractors in providing full access at reasonable times and subject to reasonable conditions to all the Tenant’s operations at the premises to review and observe Tenant’s receipt, handling, use, storage, transportation, generation, treatment and/or disposal of Hazardous Materials or to conduct tests and inspections including, without limitation, sampling the soil and groundwater under the Building and sampling and testing for contamination of the premises, Tenant’s furnishings, fixtures and equipment therein, building, plumbing and mechanical systems and the soil, surface and groundwater around the premises. If, upon any such reviews, tests or inspections, Landlord’s contractor determines that any Hazardous Materials are being handled in violation of applicable law or permits, and the Alameda Fire Department or the City of Alameda concur with such determination, then in addition to immediately correcting such violation, Tenant shall reimburse Landlord for its out- of-pocket costs incurred in connection with such reviews, tests and inspections within thirty (30) days of Landlord’s request therefor.

E.	Upon the expiration or earlier termination of the term, Tenant shall cause all Hazardous Materials handled by Tenant within the premises properly to be removed from the premises, including, as necessary, the de-contamination of all plumbing, mechanical systems and any fixtures and equipment then-existing in the premises. Tenant shall also cause a thorough program of testing and inspection to be conducted by a reputable and experienced professional consultant approved by

Landlord, which approval shall not unreasonably be withheld, and a report prepared which confirms that all Hazardous Materials have properly been removed and transported from the premises as required above. The report shall be prepared at Tenant’s expense and delivered to Landlord within thirty (30) days following the expiration or earlier termination of the term.

c. A new subparagraph d. is hereby added to paragraph 6 of the Lease to read as follows:

d. Notwithstanding anything in this Lease to the contrary, Tenant shall not be required to comply with or cause the premises to comply with any laws, rules or regulations regarding alterations or improvements unless compliance with any of the foregoing is necessitated solely due to the particular nature of Tenant’s occupancy or Tenant’s particular use of the Premises or in connection with any improvements or alterations to the Premises made by or for Tenant or those under its control.

6.    Amendment of Paragraph 8: Maintenance, Repairs and Alterations. The following language is hereby added to subparagraph 8b of the Lease to read as follows:

Tenant’s obligations with respect to the maintenance of all heat, ventilating and air conditioning equipment installed in the premises shall extend to all trade fixtures and equipment which exist in the premises as of the commencement of the term. Tenant shall only pay for the costs of replacement of all or portions of the heating, ventilating and air conditioning system serving the premises or capital expenditures which are otherwise properly included as Operating Expenses and are amortized over the useful life of the Item in question, together with interest at the prime or reference rate announced from time-to-time in the Wall Street Journal for short-term commercial loans, plus two percent (2%) per annum. Tenant’s obligation to maintain trade fixtures and equipment in the premises as of the commencement of the term shall be limited to maintaining such trade fixtures and equipment in their condition and repair as of the commencement of the term. Further, Tenant’s obligations with respect to the surrender of the Premises shall be fulfilled if Tenant surrenders possession of the premises in the condition existing as of the commencement of the term, acts of God, casualties, condemnation, Hazardous Materials (other than those released, stored, emitted by Tenant), and alterations or other interior improvements which may be surrendered as of the end of the Lease, excepted.

7.    Amendment of Paragraph 9: Insurance and Indemnity.

a. The following language is hereby added to paragraph 9a. of the Lease to read as follows:

a. Landlord shall maintain “all risk,” property insurance insuring against risk of loss or damage to the Building for the full replacement cost thereof.

b. The first clause of the first sentence of paragraph 9b. of the Lease is hereby amended to read as follows:

b. Notwithstanding anything in the Lease and without regard to the negligence or misconduct of the party to be released, Landlord hereby waives all claims against Tenant and Tenant’s officers, directors, partners, employees, agents and representatives, for loss or damage to the extent that such loss or damage is insured against under any valid and collectible insurance policy insuring Landlord or required to be maintained by Landlord under this Lease, or would have been insured against but for any deductible amount under any such policy, and

c. The first phrase of the second sentence of paragraph 9c. of the Lease is hereby amended to read as follows:

c. Tenant shall hold Landlord harmless from and defend Landlord against all claims (except such as arise from the negligence or willful misconduct of Landlord, its agents, employees or contractors)

8.    Amendment of Paragraph 10: Damage or Destruction.

a. The final clause of paragraph 10a. of the Lease is hereby amended to read as follows:

provided, however, that if in the opinion of Landlord’s architect the work of repair cannot be completed within one hundred and twenty (120) days, Landlord may at its election, terminate the Lease by notice given to Tenant.

b.	The following language is hereby added to paragraph 10b. of the Lease, to read as follows:

If the premises are totally or partially destroyed and Landlord does not elect to terminate the Lease or is not entitled to terminate the Lease pursuant to its terms, then Tenant shall have the option to terminate the Lease if the premises cannot be restored within three hundred and sixty (360) days after the damage, by notice to Landlord given within fifteen (15) days following Landlord’s notice to Tenant regarding the estimated time of repair. In addition, Tenant may terminate the Lease if such restoration or repair is not, in fact, substantially completed within three hundred and sixty (360) days following the event, by notice given to Landlord within fifteen (15) days after the end of such 360-day period but prior to such substantial completion. Notwithstanding anything in this paragraph 10 to the contrary, Landlord shall not have the right to terminate the Lease if the total cost of repair or restoration is estimated to cost less than five percent (5%) of the replacement cost of the Building, excluding trade fixtures installed by Tenant.

9.	Amendment of Paragraph 11: Eminent Domain. The following language is hereby added at the end of paragraph 11 of the Lease, to read as follows:

Notwithstanding the foregoing, Tenant shall be entitled to separately claim and prove, but not at the expense of the award otherwise payable to Landlord, for: (a) the unamortized value, allocable to the remainder of the term, of any improvements installed at Tenant’s expense which are not removable; (b) Tenant’s moving costs; (c) loss to Tenant’s goodwill as a consequence of the condemnation; and (d) Tenant’s trade fixtures.

10.	Amendment of Paragraph 12: Assignment and Subletting.

a.	The second clause of paragraph 12a. of the Lease is hereby amended to read as follows:

Tenant shall not hypothecate this Lease or any interest herein or permit the use of the Premises by any party other than Tenant without the prior consent of Landlord, which consent may be withheld by Landlord in its reasonable discretion.

b.	The following language is hereby added to the end of paragraph 12a. of the Lease to read as follows:

Notwithstanding the foregoing, Tenant may, upon prior notice to Landlord accompanied by an explicit assumption of the Tenant’s obligations under this Lease for the benefit of Landlord, but without Landlord’s prior consent, sublet the premises or assign its interest in this Lease to (i) a subsidiary affiliate, division, or corporation controlling, controlled by or under common control with Tenant, (ii) a successor corporation related to Tenant by merger, consolidation, non-bankruptcy reorganization or government action, or (iii) a purchaser of substantially all of Tenant’s assets as a going concern. A sale or transfer of Tenant’s capital stock shall not be deemed an assignment, subletting or any other transfer of its interest in the Lease or in the premises; provided, however, that in the case of such purchase of Tenant’s assets, the assignee has a tangible net worth at least equal to that of Tenant as of the commencement of the term.

c.	Subparagraph 12b.4. of the Lease is hereby deleted.

d.	Paragraph 12c. of the Lease is hereby deleted.

e.	Subparagraph 12d.1. of the Lease is hereby deleted.

f.	The first sentence of paragraph 12f. of the Lease is hereby amended to read as follows:

f.	In the case of an assignment, one-half (1/2) of all sums or other economic consideration received by Tenant for its leasehold interest in the premises as a result of such assignment shall be paid to Landlord.

g.	Paragraph 12g. of the Lease is hereby amended to read as follows:

g.	In the case of a subletting, one-half (1/2) of all sums or economic consideration received by Tenant as a result of such subletting shall be paid to Landlord after first deducting (i) the rental due hereunder (including, without limitation, amounts payable under paragraph 4 of the Lease), prorated to reflect only rental allocable to the sublet portion of the Premises, (ii) the cost of leasehold improvements made to the sublet portion of the premises at Tenant’s expense, amortized over the term of this Lease except for Leasehold improvements made for the specific benefit of the sublessee, which shall be amortized over the term of the sublease, and (iii) the cost of any real estate commissions and other reasonable costs (including attorneys’ fees) incurred in connection with such subletting, amortized over the term of the sublease.

11.	Amendment of Paragraph 13: Default by Tenant. Subparagraph 13a.2. of the Lease is hereby amended to read as follows:

2.    A default by Tenant in the performance of any of the other terms, covenants, agreements or conditions contained herein and, if the default is curable, the continuation of such default for a period of 10 days after notice by Landlord or beyond the time reasonably necessary for cure if the default is of the nature to require more than 10 days to remedy;

12.	Amendment of Paragraph 14: Default by Landlord. The following language is hereby added to paragraph 14 of the Lease, to read as follows:

Following any such default by Landlord in its obligations to maintain the Building or the premises under this Lease, upon prior notice to Landlord, Tenant may perform such obligations and Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket costs incurred in connection with such performance.

13.	Amendment of Paragraph 15: Security Deposit. The sixth sentence of paragraph 15 of the Lease is hereby amended to read as follows:

The Deposit, or so much thereof as has not theretofore been applied by Landlord, shall be returned, without payment of interest for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) at the expiration of the term hereof, and after Tenant has vacated the premises.

14.	Amendment of Paragraph 16: Estoppel Certificate. The first clause of paragraph 16a. of the Lease is hereby amended to read as follows:

a.    Tenant shall, at any time within twenty (20) days after receiving notice from Landlord, execute, acknowledge and deliver to Landlord a statement certifying

15.	Amendment of Paragraph 17: Subordination. The following language is hereby added to paragraph 17 of the Lease, to read as follows:

Notwithstanding the foregoing, within ninety (90) days following the date of this Lease, Landlord shall cause Connecticut General Life Insurance Corporation, or its successor, as beneficiary of the Deed of Trust presently encumbering the Building, to execute and deliver a counterpart of a Subordination, Non-disturbance and Attornment Agreement in the form attached to the Addendum to this Lease, with such revisions as Tenant reasonably may request, which Agreement shall promptly be executed and delivered by Tenant. Tenant shall reimburse Landlord within 30 days following Landlord’s request for any out-of-pocket costs incurred by Landlord in connection with Tenant’s negotiation of the form of such Subordination, Non-disturbance and Attornment Agreement.

16.	Amendment of Paragraph 20: Notices. The first phrase of paragraph 20 of the Lease is hereby amended to read as follows:

20.    Notices.    All notices, consents, demands and other communications from one party to the other given pursuant to the terms of this Lease shall be in writing and shall be deemed to have been fully given two business days following deposit in the United States mail, certified or registered, postage prepaid and addressed as follows:

17.	Amendment of Paragraph 21: General Provisions.

a.	Paragraph 21e. of the Lease is hereby amended to read as follows:

e.	If Tenant remains in possession of the Premises or any part thereof after the expiration of the term with the consent of Landlord, such occupancy shall be at a tenancy from month to month at a rental in the amount of 150% of the last month’s rental during the term, plus all other charges payable hereunder and upon all of the terms of the Lease.

b.	The first sentence of paragraph 21g. of the Lease is hereby amended to read as follows:

g.	Landlord and Landlord’s agents shall have the right to enter the premises at reasonable times upon at least 24 hours’ prior notice, except in emergencies, for the purpose of inspecting the same, showing the same to prospective purchasers, tenants, lenders and other interested parties, and making such alterations, repairs, improvements or additions to the premises or to the Building as Landlord may deem necessary or desirable.

c.	The following language is hereby added to the end of paragraph 21k. of the Lease, to read as follows: and liabilities accruing prior to such sale.

d.	A new subparagraph o. is hereby added to paragraph 21 of the Lease, to read as follows:

o.	Except as otherwise set forth, whenever this Lease requires an approval, consent, designation, determination, selection or judgment by either Landlord or Tenant, such approval, consent, designation, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed and, in exercising any right or remedy hereunder, each party shall at all times act reasonably and in good faith.

e.	A new subparagraph p. is hereby added to paragraph 21 of the Lease, to read as follows:

p.	Landlord and Tenant represent to each other that except for Rico Cheung of Vertex Real Estate Group (“Broker”), they have had no contacts in connection with this Lease with any broker, agent or finder. Landlord shall be responsible for any compensation payable to Broker in connection with this Lease and Landlord and Tenant shall each indemnify, defend and hold harmless the other from commissions or other compensation claimed by any other broker, finder and/or agent in connection with this Lease based upon contacts with the indemnifying party.

18.	Options to Extend Term:

a.	Tenant shall have two options to extend the term of the Lease each for a three-year period (an “Option Period”) with the first Option Period commencing upon the expiration of the initial term of the Lease; provided, however, such options shall be subject to the following conditions:

i.    At the time each option is exercised, this Lease shall be in full force and effect, Tenant shall not be in default hereunder and, as to the second Option Period, Tenant shall have validly exercised its option with respect to the first Option Period.

ii.    Each option must be exercised by notice given to Landlord not earlier than 12 months and not later than 6 months prior to the then-scheduled expiration of the term of this Lease.

b.	In the event an option is timely and effectively exercised, the term shall be extended for three additional years, upon all of the terms and conditions of the Lease; provided, however, that the Base Rent shall be the then fair market rental value of the Premises.

i.    For the purposes hereof, the fair market rental value of the Premises shall be the monthly rental rate per square foot of rentable area then prevailing for comparable improved space (without taking into account the value of improvements made by Tenant at its cost) in Northwestern Alameda County, multiplied by the rentable area of the Premises. If Tenant in good faith disputes Landlord’s determination of fair market rental value, Tenant shall so notify Landlord and the parties shall negotiate in good faith to resolve the dispute. If such dispute is not resolved by negotiation between the parties within 30 days, then fair market rental value shall be determined by appraisal. Tenant shall pay Base Rent when due based upon Landlord’s determination of fair market rental value, subject to retroactive adjustment between the parties if the determination by appraisal is different from Landlord’s determination.

ii. When fair market rental value is to be determined by appraisal, within 10 days after the expiration of the 30-day negotiation period, Landlord and Tenant shall each appoint as an appraiser, a real estate appraiser with at least ten years of experience in appraising commercial real property in Alameda County, and give notice of such appointment to the other. If either Landlord or Tenant shall fail to appoint an appraiser within 10 days after receiving notice of the identity of the other party’s appointed appraiser, then the single appraiser appointed shall be the sole appraiser and determine the fair market rental value of the Premises. In the event each party appoints an appraiser, such appraisers shall, within 30 days after the appointment of the last of them to be appointed, complete their determinations of fair market rental value and furnish the same to Landlord and Tenant. If the low appraisal varies from the higher appraisal by 5% or less, the fair market rental value shall be the average of the two valuations. If the low appraisal varies from the high appraisal by more than 5%, the two appraisers shall, within 10 days after submission of the last appraisal report, appoint a third appraiser who shall meet the qualifications set forth in this paragraph. If the two appraisers shall be unable to agree on the selection of a third appraiser in a timely manner then either Landlord or Tenant may request such appointment by the presiding judge of the Superior Court of Alameda County. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for or against either party. Such third appraiser shall, within 30 days after appointment, make a determination of fair market rental value and submit an appraisal report to Landlord and Tenant. The fair market rental value of the Premises shall be as determined by the third appraiser, unless it is less than the valuation set forth in the lower appraisal previously obtained, in which case the valuation set forth in the lower prior appraisal shall be controlling, or unless it is greater than the valuation set forth in the higher appraisal previously obtained, in which case the valuation set forth in the higher prior appraisal shall be controlling. All fees and costs incurred in connection with the determination of fair market rental value by appraisal shall be paid one-half by Landlord and one-half by Tenant. Prior to the commencement of the option period, Tenant and Landlord shall execute an amendment to this Lease setting forth the option period and revised Base Rent.

iii. Even though Tenant has exercised its option, Tenant may rescind its exercise at any time at least six (6) months prior to the then- scheduled expiration of the term provided that Tenant shall pay within 30 days following Landlord’s request for all expenses incurred by Landlord in connection with the appraisal process.

19.	Right of First Offer. Tenant shall have a right of first offer to lease any space (the “Offered Space”) which becomes available in the building commonly identified as 960 Atlantic Avenue if and when such space becomes available. Tenant’s rights under this paragraph shall be conditioned upon: (a) 960 Atlantic Avenue continuing to be owned by the same entity which is the Landlord under this Lease, (b) the absence of any prior rights in favor of the present and any future tenants in 960 Atlantic Avenue, as such rights may exist or be granted in the future; and (c) Tenant not being in default under this Lease. Subject to the foregoing, if and when any space does become available for lease in 960 Atlantic Avenue, Landlord shall give notice to Tenant of the availability of the Offered Space and the terms on which Landlord would be willing to enter into a lease for such space with Tenant. If Tenant, by notice to Landlord given within five (5) business days following the giving of Landlord’s notice, so elects, the parties shall thereafter negotiate in good faith for ten (10) business days with respect to the potential of leasing the Offered Space to Tenant. If by the end of such ten-day period, Landlord and Tenant have not entered into a binding agreement with respect to the lease of the Offered Space to Tenant, or if Tenant initially does not give Landlord notice of its desire to enter into such negotiations within the five-day business period set forth above, Landlord shall thereafter be free to deal with the Offered Space without further reference to Tenant, unless and until one (1) year or more thereafter the Offered Space again becomes available.

20.	Initial Improvement of the Premises.

a. If, within sixty (60) days following the commencement of the term, Tenant discovers that any portion of the plumbing, heating, ventilating and air-conditioning system serving the Premises which plumbing and other systems are necessary for the occupancy of the Premises for normal office (as opposed to fume hoods, animal storage, manufacturing or other special purposes) are not in good working order and condition, it may so notify Landlord and Landlord shall thereafter promptly cause such plumbing and other systems to be placed in good operating condition and repair.

b.	i. Landlord shall reimburse Tenant for up to $93,350 (the “TI Allowance”) for its out-of-pocket costs incurred in replacing existing carpeting in the Premises, painting the interior of the Premises and for making other alterations and improvements within the Premises (the “Tenant Improvements”). In addition, at Tenant’s request Landlord shall reimburse Tenant for up to an additional $76,788 (the “Additional TI Allowance”) for out-of-pocket costs incurred by Tenant in connection with additional alterations to and improvements within the Premises. No portion of the TI Allowance may be applied to pay for the costs of millwork or cabinetry which may be removed by Tenant at the end of the term, furniture or trade equipment or trade fixtures. All alterations and improvements within the Premises shall be subject to the requirements of subparagraph 8c. of Lease. Landlord shall also reimburse Tenant, and not as part of the TI Allowance for costs incurred by Tenant in connection with the Tenant Improvements to remove Hazardous Materials from the premises existing as of the commencement of the term.

ii. Landlord shall reimburse Tenant for its out-of-pocket costs incurred in connection with Tenant Improvements within thirty (30) days of Tenant’s request provided that at the time of such payment:

A.	Tenant has delivered to Landlord copies of building permits issued in connection with the Tenant Improvements indicating final inspection has been approved;

B.	Tenant has delivered to Landlord unconditional waivers and releases of lien from all parties have established a right to lien, or evidence that all applicable limitation periods for the filing of mechanics liens have expired without any such liens having been filed;

C.	Tenant not then being in default under the Lease; and

D.	Tenant delivering copies of invoices and other evidence, reasonably acceptable to Landlord of costs incurred by Tenant.

iii. Any amounts paid to Tenant as the Additional TI Allowance shall be re-paid by Tenant to Landlord as an increase in Base Rent as described in paragraph 2 of this Addendum.

21.	Commencement of the lease shall be contingent upon full funding of $(6) six million dollars to Xenogen by investors no later than February 6, 1998.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Addendum as of the date of the Lease.

LANDLORD:		TENANT:

ALAMEDA REAL ESTATE INVESTMENTS, a California limited partnership		XENOGEN CORPORATION, a California limited corporation

By:	Vintage Alameda Investments, LP	By:	/s/ Pamela Reilly Contag

	a California limited partnership general partner	Title:	CEO & President

By:	Vintage Properties — Alameda Commercial
a California corporation, general partner

By:	/s/ Joseph R. Seiger

Title	President

AMENDMENT NO. 1

TO

MARINA VILLAGE

NET OFFICE—TECH LEASE

THIS AMENDMENT NO. 1 TO MARINA VILLAGE NET OFFICE-TECH LEASE is made and entered into as of June 9, 1998, by and between ALAMEDA REAL ESTATE INVESTMENTS, a California limited partnership (“Landlord”) and XENOGEN CORPORATION, a California corporation, (“Tenant”).

Landlord and Tenant have previously entered into that certain Marina Village Net Office-Tech Lease dated January 15, 1998, (the “Lease”) with respect to certain premises located in 860 Atlantic Avenue, Alameda, California. Landlord and Tenant now desire to amend the lease as hereinafter provided and, accordingly, Landlord and Tenant hereby agree as follows (unless otherwise defined, all capitalized terms used in this Amendment shall have the same meanings as set forth in the Lease):

1. Amendment of Paragraph 20 of Addendum. Subparagraph 20(b)(iii) of the Addendum to the Marina Village Net Office-Tech Lease is hereby deleted and restated in its entirety as follows:

“20(c).	Pursuant to the terms of subparagraph 20(b)(i) above, Tenant has requested the Additional TI Allowance. Landlord shall pay such Additional TI Allowance on or before July 1, 1998 provided that (i) no portion of the Additional TI Allowance is applied to pay for the cost of millwork or cabinetry which may be removed by Tenant at the end of the term, furniture or trade equipment or trade fixtures and (ii) Tenant complies with the provisions of subparagraph 20(b)(ii) above.”

2. Amendment of Paragraph 3. Rent subparagraph 3(c) of the Addendum to the Marina Village Net Office-Tech Lease is revised to read as follows:

“3(c).	If and to the extent Landlord advances the Additional TI Allowance under paragraph 20 of the Addendum to Lease, Base Rent shall be increased by the amount each month necessary to amortize the amount so advanced by Landlord as the Additional TI Allowance over the remaining term of the Lease together with interest at the rate of 10% per annum.”

3. Amendment of Basic Lease Information.

1.	In the event Landlord delivers the entire additional TI Allowance to Tenant allowance on or before August 1, 1998, the Basic Lease Information shall be amended to read as follows:

“Base Rent:	2/1/98 -6/30/98	$38,394.00/month
	7/1/98 -1/31/99	$40,140.16/month
	2/1/99 -1/31/00	$41,292.16/month
	2/1/00 -1/31/01	$42,478.16/month
	2/1/01 -1/31/02	$43,700.16/month
	2/1/02 -1/31/03	$44,959.16/month”

“The payment of such Base Rent shall satisfy the provisions of paragraph 3(c) of the Addendum to the Marina Village Net Office-Tech Lease.”

b.	In the event Landlord does not deliver the entire Additional TI Allowance to Tenant on or before July 1, 1998, paragraph 3(a) of this Amendment shall be deleted in its entirety, and Base Rent shall be adjusted in compliance with the provisions of paragraph 3(c) of the Addendum to the Marina Village Net Office-Tech Lease.

4. Ratification. Landlord and Tenant hereby ratify and confirm all of the terms of the Lease as modified by paragraphs 1 thru 3 above. Except as expressly set forth to the contrary in this Amendment, the Lease, as amended, remains unmodified and in full force and effect. To the extent of any conflict between the term of this Amendment and terms of the Lease, the terms of this Amendment shall control.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment No. 1 as of the date first set forth above.

TENANT:	LANDLORD:
XENOGEN CORPORATION, a California corporation	ALAMEDA REAL ESTATE INVESTMENTS, a California limited partnership

	By:	Vintage Alameda Investments, LP a California limited partnership, operating general partner

	By:	Vintage Properties - Alameda Commercial, a California corporation, managing general partner

By:	By:

Title:	Title:

AMENDMENT NO. 2

TO

MARINA VILLAGE NET OFFICE–TECH LEASE

THIS AMENDMENT NO. 2 (“Amendment No. 2”) is made and entered into as of November 28, 2000, by and between ALAMEDA REAL ESTATE INVESTMENTS, a California limited partnership (“Landlord”), and XENOGEN CORPORATION, a California corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant executed that certain Marina Village Net Office-Tech Lease, dated as of January 15, 1998, as supplemented by that certain Addendum to Marina Village Net Office-Tech Lease, dated as of January 15, 1998 (the “Addendum”), as amended by that certain Amendment No. 1 to Marina Village Net Office-Tech Lease, dated as of July 16, 1998 (collectively, the “Lease”) for the lease of certain premises located at 860 Atlantic Avenue, in the City of Alameda, California. The capitalized terms used in this Amendment No. 2 shall have the meanings set forth in the Lease unless otherwise specified herein.

B.	Landlord and Tenant desire to amend the Lease on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, Landlord and Tenant hereby agree as follows:

1.	Amendment of Term Expiration in Basic Lease Information. The Basic Lease Information, wherein it refers to the Term Expiration, is hereby amended to read as follows:

“Term Expiration: February 28, 2006”

2.	Amendment of Base Rent in Basic Lease Information. The Basic Lease Information, wherein it refers to the Base Rent, is hereby amended to read as follows:

“Base Rent:	2/1/98–7/31/98	$38,394.00 per month
	8/1/98–1/31/99	$40,165.68 per month
	2/1/99–1/31/00	$41,317.68 per month
	2/1/00–1/31/01	$42,732.68 per month
	2/1/01–1/31/02	$43,954.68 per month
	2/1/02–1/31/03	$44,213.68 per month
	2/1/03–2/28/06	Fair market rental value, as provided in Paragraph 3(f)”

3.	Amendment of Paragraph 3: Rent. The following text is added as Paragraph 3(f) of the Lease:

“f. Commencing February 1, 2003, the monthly Base Rent payable hereunder shall be the then-fair market rental value of the premises. In no event shall the monthly fair market rental value of the premises be less than the Base Rent payable during December, 2002. Determination of the fair market rental value shall be as follows:

(i) For the purposes hereof, the fair market rental value of the premises shall be the monthly rental rate per square foot of rentable area then prevailing for comparable space (without taking into account the value of improvements made by Tenant at its cost) in Northwestern Alameda County, multiplied by the rentable area of the premises. At least sixty (60) days prior to February 1, 2003, Landlord shall give notice to Tenant of Landlord’s determination of fair market value. If Tenant in good faith disputes Landlord’s determination of fair market rental value, Tenant shall so notify Landlord within thirty (30) days following Landlord’s notice and the parties shall negotiate in good faith to resolve the dispute. If such dispute is not resolved by negotiation between the parties within thirty (30) days, then fair market rental value shall be determined by appraisal. Tenant shall pay monthly Base Rent when due based upon Landlord’s determination of fair market rental value, subject to retroactive adjustment between the parties if the determination by appraisal is different from Landlord’s determination.

(ii) When fair market rental value is to be determined by appraisal, within ten (10) days after the expiration of the 30-day negotiation period, Landlord and Tenant shall each appoint as an appraiser, a real estate appraiser with at least ten (10) years of experience in appraising commercial real property in Alameda County, and give notice of such appointment to the other. If either Landlord or Tenant shall fail to appoint an appraiser within ten (10) days after receiving notice of the identity of the other party’s appointed appraiser, then the single appraiser appointed shall be the sole appraiser and determine the fair market rental value of the Premises. In the event each party appoints an appraiser, such appraisers shall, within thirty (30) days after the appointment of the last of them to be appointed, complete their determinations of fair market rental value and furnish the same to Landlord and Tenant. If the low appraisal varies from the higher appraisal by five percent (5%) or less, the fair market rental value shall be the average of the two valuations. If the low appraisal varies from the high appraisal by more than five percent (5%), the two appraisers shall, within ten (10) days after submission of the last appraisal report, appoint a third appraiser who shall meet the qualifications set forth in this paragraph. If the two appraisers shall be unable to agree on the selection of a third appraiser in a timely manner, then either Landlord or Tenant may request such appointment by the presiding judge of the Superior Court of Alameda County. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for or against either party. Such third appraiser shall, within thirty (30) days after appointment, make a determination of fair market rental value and submit an appraisal report to Landlord and Tenant. The fair market rental value of the Premises shall be as determined by the third appraiser, unless it is less than the valuation set forth in the lower appraisal previously obtained, in which case the valuation set forth in the lower prior appraisal shall be controlling, or unless it is greater than the valuation set forth in the higher appraisal previously obtained, in which case the valuation set forth in the higher prior appraisal shall be controlling. All fees and costs incurred in connection with the determination of fair market rental value by appraisal shall be paid one-half by Landlord and one-half by Tenant. Within ten (10) days after the final determination of fair market value, Tenant and Landlord shall execute an amendment to this Lease setting forth the revised monthly Base Rent amount, which in no event shall be less than the Base Rent payable during December, 2002.”

4.	Amendment of Paragraph 9: Insurance and Indemnity. The first phrase of the second sentence of Paragraph 9(c) of the Lease is hereby deleted and the following language is substituted in its place:

“Tenant shall hold Landlord harmless from and defend Landlord against all claims (except such as arise from the gross negligence or willful misconduct of Landlord, its agent, employees or contractors) (i) for damage to any property or injury to or death of any person arising from the use of the premises by tenant, or (ii) arising from the negligence or willful misconduct of Tenant, its employees agents, or contractors in, upon or about those portions of the Building, other than the premises.”

5.	Amendment of Paragraph 13: Default by Tenant.

(a)	Paragraph 13(a)(4) is hereby deleted and the following language is substituted in its place:

“the abandonment of the premises; and”

(b)	The following language is added as Paragraph 13(a)(5) of the Lease:

“a default by Tenant in the performance of any of the terms, covenants, agreements, or conditions contained in any other lease or agreement between Landlord and Tenant, including that certain Net Office-Tech Lease dated as of June 1, 2000 between Landlord and Tenant for premises located at 2061 Challenger Drive, Suite 100, 101 and 103, Alameda, California.”

6.	Deletion of Paragraph 3(c) of the Addendum. Paragraph 3(c) of the Addendum is deleted in its entirety.

7.	Counterparts. This Amendment No. 2 may be executed, acknowledged and delivered in any number of counterparts, and each of such counterparts shall constitute an original but all together only one Amendment No. 2.

8.	Headings. Any headings or captions preceding the text of the several sections hereof are intended solely for convenience of reference and shall not constitute a part of this Amendment No. 2 nor shall they affect its meaning, construction or effect.

9.	Reference to Lease. Any and all notices, requests, certificates and other documents or instruments executed and delivered concurrently with or after the execution and delivery of this Amendment No. 2 may refer to the Lease without making specific reference to this Amendment No. 2, but nevertheless all such references shall be deemed to include this Amendment No. 2, unless the context shall otherwise require.

10.	Ratification of Lease. Except to the extent hereby amended or modified by this Amendment No. 2, the Lease is hereby ratified, confirmed and approved in all respects by the parties.

11.	Entire Agreement. This Amendment No. 2 sets forth the entire understanding of the parties in connection with the subject matter hereof. There are no agreements between Landlord and Tenant relating to the Lease or the Premises other than those set forth in writing and signed by the parties. Neither party hereto has relied on any understanding, representation or warranty not set forth herein, either oral or written, as an inducement to enter into this Amendment No. 2.

IN WITNESS WHEREOF, this Amendment No. 2 is made as of the day and year first above written.

TENANT:		LANDLORD:

XENOGEN CORPORATION, a California corporation		ALAMEDA REAL ESTATE INVESTMENTS, a California limited partnership

		By:	Vintage Alameda Investments, LP,
By:	/s/ Kevin Birtchnell		a California limited partnership, operating general partner

Name:	Kevin Birtchnell

Its:	CFO & VP

			By:	Vintage Properties–Alameda Commercial,
By:				a California corporation, managing general partner

Name:

Its:

				By:	/s/ Joseph E. McVeigh

				Name:	Joseph E. McVeigh
				Its:	Vice President

AMENDMENT NO. 3

TO

MARINA VILLAGE NET OFFICE—TECH LEASE

THIS AMENDMENT NO. 3 TO MARINA VILLAGE NET OFFICE-TECH LEASE is made and entered into as of January 30, 2003, by and between ALAMEDA REAL ESTATE INVESTMENTS, a California limited partnership (“Landlord”) and XENOGEN CORPORATION, a California corporation, (“Tenant”).

Landlord and Tenant have previously entered into that certain Marina Village Net Office-Tech Lease dated January 15, 1998 as amended by Amendment No. 1 dated July 16, 1998 and Amendment No. 2 dated November 28, 2000 (the “Lease”) with respect to certain premises located at 860 Atlantic Avenue, Alameda, California. Landlord and Tenant now desire to amend the lease as hereinafter provided and, accordingly, Landlord and Tenant hereby agree as follows (unless otherwise defined, all capitalized terms used in this Amendment shall have the same meanings as set forth in the Lease):

1.	Amendment of Basic Lease Information. The following provisions set forth in the Basic Lease Information of the Lease are hereby amended as follows:

Base Rent:	2/1/03 – 2/28/06	$44,213.68/month

2.	Ratification. Except as expressly set forth to the contrary in this Amendment, the Lease, as amended, remains unmodified and in full force and effect. To the extent of any conflict between the term of this Amendment and terms of the Lease, the terms of this Amendment shall control.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment No. 3 as of the date first set forth above.

TENANT:		LANDLORD:

XENOGEN CORPORATION, a California corporation		ALAMEDA REAL ESTATE INVESTMENTS, a California limited partnership

		By:	Vintage Alameda Investments, LP a California limited partnership, operating general partner

		By:	Vintage Properties-Alameda Commercial, a California corporation, managing general partner

By:	/s/ KEVIN BIRTCHNELL	By:	/s/ JOSEPH R. SEIGER

Name:	Kevin Birtchnell	Name:	JOSEPH R. SEIGER

Title:	CFO & VP	Title:	PRESIDENT